EXHIBIT 99.1

FORM OF
AMENDMENT TO EXECUTIVE/SEVERANCE AGREEMENT

This Amendment to the Executive/Severance Agreement (the “Executive/Severance Agreement”) is entered into by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and ___________________, an individual and employee of the Company, (the “Employee”), and is effective as of October 24, 2017 (the “Effective Date”).
WHEREAS, the Employee and the Company entered into the Executive/Severance Agreement, effective __________, which agreement provides the Employee certain benefits in connection with his or her separation from service from the Company, including benefits provided upon a voluntary termination of employment by the Employee or termination by the Company for cause; and
WHEREAS, the parties now wish to amend the Executive/Severance Agreement to eliminate additional vesting service credited during the severance period with respect to time-based and performance-based equity awards granted on and after Effective Date that would otherwise continue to accrue in accordance with the Agreement upon the Employee’s voluntary separation from service or termination by the Company for cause.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows:

1.	Section 5(c) of the Agreement is hereby amended by the addition of the following paragraph added to the end thereof:
“Notwithstanding any other provision of this Agreement, including the provision for any benefit provided under Exhibit 5(a) attached hereto, the following provisions shall apply to all “time-based” and “performance-based” stock awards, including without limitation, stock options, restricted stock (time and performance-based) and restricted stock unit (time and performance-based) awards, granted to the Officer on or after October 24, 2017 under any equity plan of the Company or an affiliate (the “Applicable Awards”).
In the event the Officer’s Separation from Service is the result of the Officer’s voluntary termination of employment by the Officer or is the result of the Officer’s involuntary termination of employment by the Company for Cause, the Officer’s Applicable Awards shall vest and any time-based and performance-based restrictions shall lapse (if at all) only in accordance with the terms of the award agreement (and related plan document) governing such Applicable Awards and no additional service shall be credited during the Transition Period under this Agreement (including Exhibit 5(a)) for purposes of calculating the Officer’s vested percentage or entitlement to payout of such Applicable Awards.
For purposes of this Section 5(c) of the Agreement, “Cause” shall mean any of the following acts by the Officer, as determined by the Company’s Board of Directors or a designated committee: (i) the commission by the Officer of, or his or her pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company or any of its affiliates; (ii) the Officer engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment, whether or not such act was committed in connection with the business of the Company or any of its affiliates; (iii) the willful and repeated failure by the Officer to follow the lawful directives of the Board of Directors or his or her supervisor; (iv) any material violation by the Officer of the Company’s written policies; (v) any intentional misconduct by Officer in connection with the Company and any of its affiliate’s business or relating to the Officer’s duties, or any willful violation of any laws, rules or regulations; or (vi) the Officer’s material breach of any employment, severance, non-competition, non-solicitation, confidential information, or restrictive covenant agreement, or similar agreement, with the Company or an affiliate. The determination of the Board of Directors (or a designated committee) as to the existence of “Cause” shall be conclusive on you and the Company.”

2.	In all other respects, the parties hereby ratify and reaffirm all other provisions of the Agreement as may have been amended from time-to-time.
Executed this ___ day of _____, 2017.

Employee

Executed this ___ day of ____, 2017.

Micron Technology, Inc.